SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                 FORM SB-2






                               April 25, 2001
             ------------------------------------------------
             Date of Report (Date of Earliest Event Reported)



                     EAGLE CAPITAL INTERNATIONAL, LTD.
           ------------------------------------------------------
           (Exact name of Registrant as specified in its charter)




                                   Nevada
              ----------------------------------------------
              (State or Other Jurisdiction of Incorporation)



     333-44886-RW                                      88-0327648
------------------------                    ---------------------------------
(Commission File Number)                    (IRS Employer Identification No.)


          20283 State Road 7, Suite 213, Boca Raton, Florida 33498
          --------------------------------------------------------
                   (Address of Principal Executive Offices)



                              (561) 487-3600
                     -------------------------------
                     (Registrant's Telephone Number)



       1900 Corporate Blvd., Suite 400E, Boca Raton, Florida 33431
      -------------------------------------------------------------
      (Former Name or Former Address, if changed since last report)


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WITHDRAWAL OF REGISTRATION STATEMENT

Pursuant to Regulation C, Rule 477 of the Securities Act of 1933,
Eagle Capital International, Ltd. (the "Company") hereby withdraws its Form SB-2 filed August 31, 2000. The Company filed the Registration Statement to satisfy a contractual obligation in conjunction with the sale of unregistered securities of the Company pursuant to a private placement of twelve percent (12%) convertible promissory notes due March 31, 2000. The above referenced contractual obligation having now been waived obviates the necessity of the registration of the Company's securities. No securities have been sold or will be sold pursuant to the August 31, 2000 Form SB-2.



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                           SIGNATURES


Pursuant to the requirements of the securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       EAGLE CAPITAL INTERNATIONAL, LTD.

Dated: April 25, 2001
                                       By:/s/Anthony D'Amato
                                          ------------------------------
                                          Anthony D'Amato
                                          President

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